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                                                                     EXHIBIT 8.1

                             HINSHAW & CULBERTSON

 Belleville, Illinois             Suite 300          Ft. Lauderdale, Florida
Bloomington, Illinois      222 North La Salle Street   Jacksonville, Florida
 Champaign, Illinois     Chicago, Illinois 60601-1081      Miami, Florida
  Joliet, Illinois                                         Tampa, Florida
   Lisle, Illinois               312.704.3000             Munster, Indiana
  Peoria, Illinois                  _______            Minneapolis, Minnesota
 Rockford, Illinois                                     St. Louis, Missouri
Springfield, Illinois        Telefax 312.704.3001       Appleton, Wisconsin
  Waukegan, Illinois                                   Brookfield, Wisconsin
                                March 3, 1998          Lake Geneva, Wisconsin
                                                        Milwaukee, Wisconsin

Writer's Direct Dial No.                                      File No.

(312) 704-3712                                                 764359


First Midwest Bancorp, Inc.                    Heritage Financial Services, Inc.
300 Park Boulevard                             12015 South Western Avenue
Suite 405                                      Blue Island, Illinois 60406
Itasca, Illinois  60143-0459

Ladies and Gentlemen:

          You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of Heritage Financial Services, Inc., an Illinois corporation ("Heritage"), with and into First Midwest Acquisition Corporation, an Illinois corporation ("Acquisition Corp"), a wholly owned subsidiary of First Midwest Bancorp, Inc., a Delaware corporation ("First Midwest"), followed by the immediate liquidation by merger of Acquisition Corp with and into First Midwest, as described in the Registration Statement on Form S-4 to be filed by First Midwest with the Securities and Exchange Commission (the "Registration Statement"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

          In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following:

          (i) the Agreement and Plan of Merger, dated as of January 14, 1998 (the "Agreement");

          (ii)  the Registration Statement;

          (iii) the Amended and Restated Rights Agreement between First Midwest and First Midwest Trust Company as rights agent, dated as of November 15, 1995;

          (iv) First Amendment to Amended and Restated Rights Agreement between First Midwest and First Midwest Trust Company as rights agent, dated as of June 18, 1997; and
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First Midwest Bancorp, Inc.
Heritage Financial Services, Inc.
March 3, 1998
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          (v)   the Heritage 1987 Stock Option Plan and the Heritage 1990
Executive Equity Incentive Plan.

          Our opinion is based solely upon applicable law and the factual information and undertakings contained in the documents mentioned above. In rendering our opinion, we have assumed the accuracy of all information and the performance of all undertakings contained in each such document. We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies. We have not attempted to verify independently the accuracy of any information in any such document and we have assumed that such documents accurately and completely set forth all material facts relevant to this option. If any fact or assumption described herein is incorrect, any or all of the federal income tax consequences described herein may be in applicable.

          This opinion is subject to our receipt prior to the Effective Time (as defined in the Agreement) of certain written representations and undertakings of First Midwest, Heritage, and certain officers and directors of Heritage.

          Based on and subject to the limitations and conditions identified herein, it is our opinion that the Merger would give rise to the following federal income tax consequences under the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"):

          1. The Merger of Heritage with and into Acquisition Corp followed by the complete liquidation of Acquisition Corp by merger with and into First Midwest will not be accorded independent significance, but rather will be disregarded. Instead, the Merger followed by the liquidation of Acquisition Corp will be treated as an acquisition by First Midwest of substantially all the assets of Heritage in exchange for First Midwest Common Stock (as defined in the Agreement) and will constitute a reorganization within the meaning of section 368(a)(1) of the Code. Heritage and First Midwest will each be a "party to a reorganization" within the meaning of section 368(b) of the Code.

          2. No gain or loss will be recognized by the shareholders of Heritage who receive shares of First Midwest Common Stock in exchange for all of their shares of Heritage Common Stock (as defined in the Agreement), except to the extent of any cash received in lieu of a fractional share of First Midwest Common Stock.
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First Midwest Bancorp, Inc.
Heritage Financial Services, Inc.
March 3, 1998
Page 3

          3. No gain or loss will be recognized by First Midwest or Heritage, as parties to a reorganization.

          4. The aggregate adjusted basis of First Midwest Common Stock to be received by shareholders of Heritage will, in each instance, be the same as the aggregate adjusted basis of the respective shares of Heritage Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

          5. The holding period of the First Midwest Common Stock to be received by shareholders of Heritage will, in each instance, include the holding period of the respective shares of Heritage Common Stock surrendered in exchange therefor, provided the Heritage Common Stock was, in each instance, held as a capital asset in the hands of the shareholder of Heritage on the effective date of the Merger.

          6. A Heritage shareholder who receives cash in lieu of a fractional share of First Midwest Common Stock will generally recognize gain or loss equal to the difference, if any, between the amount of cash received and such Heritage shareholder's adjusted tax basis in the fractional share interest.

          We express no opinion as to (1) the federal income tax consequences of the Merger not addressed expressly by this opinion, including without limitation
(i) the tax consequences, if any, to those shareholders of Heritage who acquired shares of Heritage Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and (ii) the tax consequences to special classes of shareholders, if any, including without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans, and dealers in securities; and (2) federal, state, local, or foreign taxes (or any other federal, state, local, or foreign laws) not specifically referred to and
discussed herein.   Further, we express no opinion as to the federal income tax consequences of the Merger upon any deferred intercompany income or loss of any member of the consolidated group of which Heritage is the common parent.

          Our opinion is based the Code, Treasury regulations proposed or promulgated thereunder, and administrative and judicial precedents relating thereto, all of which are subject to change at any time, possibly with retroactive effect, and we undertake no obligation to advise you of any subsequent change thereto. If there is any change in the applicable law or regulation, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the federal income tax consequences described herein may be inapplicable.

          This opinion reflects our legal judgment solely on the issues presented and discussed herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot
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First Midwest Bancorp, Inc.
Heritage Financial Services, Inc.
March 3, 1998
Page 4

assure you that the Internal Revenue Service or any court of competent jurisdiction will agree with this opinion.

          This opinion is being furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hinshaw & Culbertson under the heading "Certain Federal Income Tax Consequences of the Merger" in the Registration Statement and the Joint Proxy Statement/Prospectus.

                              Very truly yours,



                              HINSHAW & CULBERTSON